EXHIBIT 107
FILING FEE TABLE

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Oppenheimer Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A non-voting common stock, par value $0.001 per share	457(c) and 457(h)	1,250,000	$48.37	$48,368,750.00	$147.60 per $1,000,000	$7,139.00
Total Offering Amounts					$43,368,750.00		$7,139.00
Total Fee Offsets							$0.00
Net Fee Due							$7,139.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of Class A non-voting common stock, par value $0.001 per share, of Oppenheimer Holdings Inc. (the “Class A Stock”) that become issuable under the Oppenheimer Holdings Inc. 2014 Incentive Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Class A Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Class A Stock, as reported by the New York Stock Exchange on January 19, 2024.